Exhibit d(iii) under Form N-1A
                                       Exhibit 10 under Item 601/Reg. S-K

                               AMENDMENT #2 to the

                          Investment Advisory Agreement

                            dated May 6, 1992 between
          SouthTrust Vulcan Funds (since renamed SouthTrust Funds) and

                        SouthTrust Bank of Alabama, N.A.

                             SOUTHTRUST GROWTH FUND

                 SOUTHTRUST ALABAMA TAX-FREE INCOME FUND

The Investment Advisory Agreement ("Agreement") referred to above is amended as follows:

1. Delete the second recital in its entirety and substitute in its place the following:

      "WHEREAS, the Company has six investment portfolios: SouthTrust U.S. Treasury Money Market Fund, SouthTrust Bond Fund, SouthTrust Value Fund, SouthTrust Income Fund, SouthTrust Alabama Tax-Free Income Fund, and SouthTrust Growth Fund (the "Portfolios"); and"

2. Delete the first paragraph of Paragraph 7 in its entirety and substitute in its place the following:

      "7. COMPENSATION. For the services provided and the expenses assumed pursuant to this Agreement, effective as of the date hereof, the Company will pay SouthTrust and SouthTrust will accept as full compensation therefor, subject to the provisions of paragraph 6, above, a fee, computed daily and paid monthly (in arrears), at an annual rate of .50% of the average daily net assets of the SouthTrust U.S. Treasury Money Market Fund, .60% of the average daily net assets of the SouthTrust Bond Fund, .75% of the average daily net assets of the SouthTrust Value Fund, .60% of the average daily net assets of the SouthTrust Income Fund, .75% of the average daily net assets of the SouthTrust Growth Fund, and .60% of the average daily net assets of the SouthTrust Alabama Tax-Free Income Fund."

            Witness the due execution hereof this 1st day of August, 1999.

                                    SOUTHTRUST BANK, N.A.

                                    By:  /S/ C. MARK DUTHU
                                       --------------------------------
                                    Name:  C. Mark Duthu
                                    Title:  Executive Vice President


                                    SOUTHTRUST FUNDS

                                    By:  /S/ BETH S. BRODERICK
                                       --------------------------------
                                    Name:  Beth S. Broderick
                                    Title:  Vice President